Exhibit 99.1

AMC NETWORKS INC. REPORTS
THIRD QUARTER 2014 RESULTS

Third Quarter 2014 Highlights (1):

•	Net revenues increased 31.4% to $520 million

•	AOCF[2] increased 3.2% to $142 million

•	Operating income of $110 million
New York, NY - November 6, 2014: AMC Networks Inc. ("AMC Networks" or the "Company") (NASDAQ: AMCX) today reported financial results for the third quarter ended September 30, 2014.
President and Chief Executive Officer Josh Sapan said: “AMC Networks continued its strong financial and operating performance in the third quarter with a double digit increase in revenue and growth in AOCF. We are particularly pleased that for the broadcast season, which ended in the third quarter, AMC Networks in aggregate was the only cable media group to have experienced double-digit growth in viewership among key demos adults 18-49 and adults 25-54. Our year over year growth is significant and speaks to the success of our core content investment strategy. The recently announced partnership with BBC Worldwide, which includes our taking a 49.9% stake in BBC America through a long-term joint-venture, meets many of our core strategic objectives for our business and provides a platform for long-term growth and success."
Third quarter net revenues increased $124 million, or 31.4%, to $520 million over the third quarter of 2013, led by 4.3% growth at National Networks and an increase of $109 million at International and Other. Adjusted Operating Cash Flow (“AOCF”)2 totaled $142 million, an increase of 3.2%, or $4 million, versus the prior year period. National Networks AOCF decreased 14.5% and International and Other AOCF increased $27 million versus the prior year period. Operating income was $110 million, a decrease of 9.9%, or $12 million, versus the prior year period. The operating income decrease resulted from a decline of 17.3% at National Networks partially offset by an improvement of $13 million at International and Other. As discussed in the “Other Matters” section of this release, results reflected the impact of the Chellomedia acquisition.

For the nine months ended September 30, 2014, net revenues increased $410 million, or 35.4%, to $1.566 billion, AOCF increased $40 million, or 9.4%, to $466 million, and operating income decreased $110 million, or 22.1%, to $387 million. The decrease in operating income was attributable to a litigation settlement gain of $133 million recorded in the second quarter of 2013. Excluding the impact of the litigation settlement gain, operating income for the nine months ended September 30, 2014 increased $23 million, or 6.3%.

Third quarter net income from continuing operations was $54 million ($0.74 per diluted share), compared with $58 million ($0.80 per diluted share) in the third quarter of 2013. The decrease resulted from the

1.	Comparative results affected by the Chellomedia acquisition in 2014.

2.	See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

decline in operating income and an increase in miscellaneous expense partially offset by lower income tax expense.
Net income from continuing operations for the nine months ended September 30, 2014 was $186 million ($2.57 per diluted share), compared with $255 million ($3.51 per diluted share) in the prior year period. The decrease was attributable to the impact of the litigation settlement gain recorded in the second quarter of 2013.
For the nine months ended September 30, 2014, net cash provided by operating activities was $262 million and Free Cash Flow3 was $237 million. These amounts represent an increase of $336 million and $330 million, respectively, compared to the prior year period. The increase was primarily attributable to the absence of $215 million of payments related to the VOOM HD settlement agreement (consisting of a $175 million payment to Cablevision Systems Corporation and $40 million of cash income tax payments) made during the nine month period ended September 30, 2013. Excluding the impact of the VOOM HD settlement agreement payments, Free Cash Flow increased $115 million primarily due to the increase in operating performance and a decrease in working capital.
Segment Results

(dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Net revenues:
National Networks	$397,415	$381,147	4.3%	$1,244,099	$1,118,812	11.2%
International and Other	122,712	14,183	765.2%	323,890	37,994	752.5%
Inter-segment eliminations	(577)	(2)	n/m	(1,792)	(195)	819.0%
Total net revenues	$519,550	$395,328	31.4%	$1,566,197	$1,156,611	35.4%

AOCF:
National Networks	$128,582	$150,387	(14.5)%	$443,246	$466,176	(4.9)%
International and Other	12,875	(14,006)	191.9%	21,363	(43,376)	149.3%
Inter-segment eliminations	416	1,049	(60.3)%	1,289	3,088	(58.3)%
Total AOCF	$141,873	$137,430	3.2%	$465,898	$425,888	9.4%

National Networks
National Networks principally consists of the Company’s four nationally distributed programming networks, AMC, WE tv, IFC and SundanceTV.
National Networks revenues for the third quarter 2014 increased 4.3% to $397 million, AOCF declined 14.5% to $129 million, and operating income declined 17.3% to $115 million, all compared to the prior year period.
National Networks revenues for the nine months ended September 30, 2014 increased 11.2% to $1.244 billion, AOCF decreased 4.9% to $443 million, and operating income decreased 1.6% to $409 million, all compared to the prior year period.
Third quarter growth in revenues was led by a 10.5% increase in distribution revenues to $259 million. The growth in distribution revenues was primarily attributable to increases in affiliate fees as well as digital and international licensing revenues. Advertising revenues decreased 5.8% to $138 million. The decrease in advertising revenues was due to declines at AMC, principally related to the timing of the airing of original programming, which offset increases at WE tv, IFC and SundanceTV.
Third quarter AOCF decreased 14.5% to $129 million reflecting the increase in revenues offset by an

3. See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

increase in expenses. The increase in expenses was primarily attributable to higher programming expense, including a charge of $9 million related to the write-off of unscripted programming assets at AMC, partially offset by a decline in marketing expense. The operating income decrease reflected the decline in AOCF.
International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing online content distribution initiatives.
International and Other revenues for the third quarter of 2014 increased $109 million to $123 million, AOCF improved $27 million to $13 million, and operating loss improved $13 million to $5 million, all compared to the prior year period.
International and Other revenues for the nine months ended September 30, 2014 increased $286 million to $324 million, AOCF improved $65 million to $21 million, and operating income decreased $101 million to a loss of $23 million, all compared to the prior year period.
Third quarter revenues increased primarily as a result of the Company’s acquisition of Chellomedia as well as increases at IFC Films related to the theatrical release of Boyhood.
Third quarter AOCF principally reflected the increase in revenues partially offset by an increase in expenses, primarily related to Chellomedia. Operating loss results reflected the increase in AOCF partially offset by an increase in depreciation and amortization expense.
Other Matters
BBC America Agreement
As previously disclosed, on October 23, 2014, the Company entered into a long-term equity partnership agreement with BBC Worldwide. Under the terms of the agreement, the Company invested $200 million to acquire a 49.9% equity stake in the cable channel BBC America. The Company has operational control of BBC America and will consolidate the financial results of the channel from the date of closing.
Please see the Company’s Form 10-Q for the period ended September 30, 2014 for further details.
Chellomedia Acquisition
As previously disclosed, on January 31, 2014, the Company completed its acquisition of substantially all of Chellomedia, the international content division of Liberty Global plc, for €750 million (approximately $1.0 billion). Results for Chellomedia are included in the Company’s consolidated statement of income from the acquisition date, January 31, 2014, to September 30, 2014, which affects the comparability of our results.
Please see the Company’s Form 10-Q for the period ended September 30, 2014 for further details.
Reorganization of Operating Segments
As previously disclosed, the Company reorganized its operating segments following the Chellomedia acquisition. The results of AMC and Sundance Channel in Canada as well as AMC Networks Broadcasting & Technology, the Company’s network technical services business, are now included in the National Networks operating segment. Previously, these operations were included in the International and Other operating segment. The reorganization had no impact on the historical consolidated financial results previously reported by the Company.
Please see the Company’s Form 10-Q for the period ended September 30, 2014 for further details.
Description of Non-GAAP Measures
The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, restructuring expense or credit and the litigation settlement gain recorded in connection with the settlement with DISH Network L.L.C. (“DISH Network”). The Company does not consider the one-time litigation settlement gain with DISH Network to be indicative of its ongoing operating performance. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.
The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.
Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.
The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.
The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share from continuing operations less amortization of acquisition-related intangible assets, net of tax. The Company uses this financial measure to evaluate the Company’s performance exclusive of the impact of the non-cash amortization charge. Please see page 9 of this release for a reconciliation of this measure to earnings per diluted share from continuing operations.

Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information

AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its third quarter 2014 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 20080812.

About AMC Networks Inc.
AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, IFC and SundanceTV; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three and Nine Months Ended September 30, 2014 and 2013
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues, net	$519,550	$395,328	$1,566,197	$1,156,611
Operating expenses:
Technical and operating (excluding depreciation and amortization)	252,556	157,054	701,771	431,389
Selling, general and administrative	132,851	105,952	420,097	314,383
Restructuring expense	5,619	—	6,772	0
Depreciation and amortization	18,295	9,935	50,220	46,588
Litigation settlement gain	—	—	—	(132,944)
	409,321	272,941	1,178,860	659,416
Operating income	110,229	122,387	387,337	497,195
Other income (expense):
Interest expense	(31,665)	(29,765)	(97,360)	(86,902)
Interest income	349	177	1,008	599
Miscellaneous, net	(11,766)	(65)	(16,007)	(411)
	(43,082)	(29,653)	(112,359)	(86,714)
Income from continuing operations before income taxes	67,147	92,734	274,978	410,481
Income tax expense	(13,078)	(34,784)	(88,742)	(155,283)
Income from continuing operations	54,069	57,950	186,236	255,198
Loss from discontinued operations, net of income taxes	(966)	—	(3,448)	—
Net income including noncontrolling interests	53,103	57,950	182,788	255,198
Net loss attributable to noncontrolling interests	57	161	394	161
Net income attributable to AMC Networks’ stockholders	$53,160	$58,111	$183,182	$255,359

Basic net income per share attributable to AMC Networks’ shareholders:
Income from continuing operations	$0.75	$0.81	$2.59	$3.57
Loss from discontinued operations	$(0.01)	$0.00	$(0.04)	$—
Net income	$0.74	$0.81	$2.55	$3.57

Diluted net income per share attributable to AMC Networks’ shareholders:
Income from continuing operations	$0.74	$0.80	$2.57	$3.51
Loss from discontinued operations	$(0.01)	$0.00	$(0.05)	$—
Net income	$0.73	$0.80	$2.52	$3.51

Weighted average common shares:
Basic weighted average common shares	72,075	71,650	71,966	71,504
Diluted weighted average common shares	72,890	72,755	72,604	72,660

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2014
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$128,582	$(5,205)	$(5,661)	$(2,462)	$115,254
International and Other	12,875	(13,090)	(2,069)	(3,157)	(5,441)
Inter-segment eliminations	416	—	—	—	416
Total	$141,873	$(18,295)	$(7,730)	$(5,619)	$110,229

	Three Months Ended September 30, 2013
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$150,387	$(6,635)	$(4,463)	$—	$139,289
International and Other	(14,006)	(3,300)	(645)	—	(17,951)
Inter-segment eliminations	1,049	—	—	—	1,049
Total	$137,430	$(9,935)	$(5,108)	$—	$122,387

	Nine Months Ended September 30, 2014
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$443,246	$(15,158)	$(16,450)	$(2,462)	$409,176
International and Other	21,363	(35,062)	(5,119)	(4,310)	(23,128)
Inter-segment eliminations	1,289	—	—	—	1,289
Total	$465,898	$(50,220)	$(21,569)	$(6,772)	$387,337

	Nine Months Ended September 30, 2013
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$466,176	$(37,111)	$(13,198)	$—	$415,867
International and Other	(43,376)	(9,477)	(1,851)	132,944	78,240
Inter-segment eliminations	3,088	—	—	—	3,088
Total	$425,888	$(46,588)	$(15,049)	$132,944	$497,195

(a)
Results for the three and nine months ended September 30, 2014 include restructuring expenses. Results for the nine months ended September 30, 2013 include a $132,944 litigation settlement gain recorded in the second quarter of 2013 related to the VOOM HD lawsuit settlement agreement.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	September 30, 2014	June 30, 2014	September 30, 2013
National Networks Subscribers
AMC (a)	95,600	96,600	99,000
WE tv (a)	85,300	85,800	84,800
IFC (a)	73,000	73,000	70,900
SundanceTV (a)	56,700	57,100	57,000

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

Capitalization	September 30, 2014
Cash and cash equivalents	$296,622
Credit facility debt (a)	$1,480,000
Senior notes (a)	1,300,000
Total debt	$2,780,000
Net debt	$2,483,378
Capital leases	31,104
Net debt and capital leases	$2,514,482
LTM AOCF (b)	$564,199
Leverage ratio (c)	4.5 x
Adjusted leverage ratio (d)	4.2 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility.

(d)
Represents net debt and capital leases divided by LTM AOCF. LTM AOCF has been adjusted to include approximately $35 million of AOCF related to Chellomedia for the period from October 1, 2013 through January 31, 2014. This ratio differs from the calculation contained in the Company's credit facility.

Free Cash Flow	Nine Months Ended September 30,
	2014	2013
Net cash provided by (used in) operating activities (a)	$261,830	$(74,061)
Less: capital expenditures	(24,340)	(18,336)
Free cash flow (a)	$237,490	$(92,397)

(a)
Net cash used in operating activities and free cash flow for the nine months ended September 30, 2013 includes a $175 million payment to Cablevision Systems Corporation made in the second quarter of 2013 and approximately $40 million of cash income tax payments related to the VOOM HD litigation settlement.

Adjusted Earnings Per Diluted Share

	Three Months Ended June 30,
	2014	2013
Earnings per diluted share from continuing operations	$0.74	$0.80
Amortization of acquisition-related intangible assets, net of tax (a)	0.09	0.04
Adjusted earnings per diluted share	$0.83	$0.84

	Nine Months Ended September 30,
	2014	2013
Earnings per diluted share from continuing operations	$2.57	$3.51
Amortization of acquisition-related intangible assets, net of tax (a)	0.20	0.25
Adjusted earnings per diluted share	$2.77	$3.76

(a)	Amortization of acquisition-related intangible assets was $8 million for the three months ended September 30, 2014 and $4 million for the three months ended September 30, 2013.

(b)	Amortization of acquisition-related intangible assets was $22 million for the nine months ended September 30, 2014 and $29 million for the nine months ended September 30, 2013.